Neah Power Systems successfully completes PowerChip® testing at DRDO of the Government of India

Licensing opportunities forthcoming

Bothell, WA (January 22, 2015) – Neah Power Systems, Inc. (OTCQB: NPWZ) an emerging leader in fuel cell-based power generation and lithium ion-based storage solutions for the unmanned aerial vehicles (defense and commercial), military, transportation and portable electronics industries, today announced that it had successfully completed testing of the PowerChip® units at a Defense Research and Development Organization (DRDO), Government of India facility and it had received payment of approximately $165,000 for these initial test units. This successful completion of testing is a critical milestone in completing the licensing agreement with the DRDO. The DRDO is an agency of the Republic of India, responsible for the development of technology for use by the military.

Chris D’Couto, Neah Power’s Chief Executive Officer said, “We are pleased to announce the successful testing of the PowerChip® units to the specifications provided, and to have met the needs of a key customer and government entity. This further substantiates the value proposition of the PowerChip fuel cell in terms of differentiated performance from other fuel cells, including energy density, non-air operation and semiconductor-based manufacturing, as well as the ability to meet the needs of mission critical applications. We are very excited to have met this critical milestone to completing the licensing agreement which we expect to be a significant contract which the Company will update at the appropriate time. This will enable us to further adoption for a variety of applications in our targeted industries. We are optimistic about the future growth prospects of Neah Power Systems.”

About Neah Power Systems

Neah Power’s core solutions have a small form factor, recharge instantly, and operable in air and non-air environments, providing a longer life with lower total cost of ownership.  Neah Power’s Solutions offerings include the patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. For more information please visit www.neahpower.com.

For more information please contact Crescendo Communications LLC

Phone: +1 (212) 671-1021Email: npwz@crescendo-ir.com

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements,” which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and Neah Power does not undertake any responsibility to update any of these statements in the future. Please read Neah Power’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q for a discussion of such risks, uncertainties and other factors.